BUCKLEY DODDS
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                                NOTICE TO READER

We have compiled the consolidated balance sheet of Topclick International, Inc. as at September 30, 1999 and the consolidated statements of operations, deficit and cash flows for the three months then ended from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accurancy or completeness of such information. Readers are cautioned that these statements may not be appropiate for their puproses.


                                                        /s/ BUCKLEY DODDS
Vancouver, B.C.                                         Chartered Accountants
November 4, 1999